Exhibit 99.1

Amplify Energy Announces Extension of its Revolving Credit Facility and Borrowing Base Redetermination

HOUSTON, December 13, 2022 — Amplify Energy Corp. (NYSE: AMPY) (“Amplify” or the “Company”) announced today that it completed its regularly scheduled semi-annual borrowing base redetermination and entered into an amendment to extend its credit agreement from November 2, 2023 to May 31, 2024. The redetermination resulted in a revised borrowing base of $215 million effective immediately with scheduled monthly reductions of $5 million until otherwise redetermined or adjusted in accordance with the provisions of the Credit Agreement.

As of November 30, 2022, Amplify had total net debt of $167 million, with $190 million outstanding under its credit facility and $23 million of cash on hand.

Martyn Willsher, Amplify’s President and Chief Executive Officer commented, “We’d like to thank all the lenders in our bank group for their continued support and working collaboratively to extend the credit facility into May of 2024. The extension of our credit facility’s maturity provides more time and flexibility to refinance after Beta returns to production, which we anticipate occurring by the end of the first quarter of 2023.”

About Amplify Energy

Amplify Energy Corp. is an independent oil and natural gas company engaged in the acquisition, development, exploration and production of oil and natural gas properties. Amplify’s operations are focused in Oklahoma, the Rockies, federal waters offshore California, East Texas / North Louisiana, and the Eagle Ford. For more information, visit www.amplifyenergy.com.

Investor Relations Contacts

Jason McGlynn – Chief Financial Officer

(832) 219-9055

jason.mcglynn@amplifyenergy.com